UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2008

CHINA ENERGY RECOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-104647	33-0843696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9440 S. Santa Monica Blvd., Suite 400
Beverly Hills, California	90210
(Address of Principal Executive Offices)	(Zip Code)

(310) 402-5901

(Registrant’s telephone number, including area code)

MMA MEDIA INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03          Material Modification to Rights of Security Holders.

             The nine-for-one reverse stock split of the issued and outstanding common stock of China Energy Recovery, Inc. (the “Company”), previously announced in its Form 8-K filed with the Securities and Exchange Commission on January 30, 2008, became effective on February 5, 2008 and the Company’s common shares began trading on the OTC Bulletin Board on a post-split basis on such date.

             No fractional shares will be issued in connection with the reverse stock split and, in lieu thereof, any fractional share shall be rounded up to the nearest whole share. The exercise price and the number of shares of common stock issuable under the Company’s outstanding warrants will be proportionately adjusted to reflect the reverse stock split.

Item 5.03          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

             Upon the approval by written consent of a majority of its stockholders, the Company’s Certificate of Incorporation was amended and restated effective February 5, 2008. In addition to changing the Company’s name to “China Energy Recovery, Inc.”, the notable changes made to the Company’s Amended and Restated Certificate of Incorporation include (a) deleting provisions dealing with events that have already occurred, (b) changing the Company’s registered agent to The Corporation Trust Company, (c) including a provision which provides that the Company shall have perpetual existence, (d) including a provision which states that the Company elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware, (e) deleting a provision which authorized the Company to purchase shares of common stock from holders thereof pursuant to arrangements approved by its board of directors, without taking into account preferential liquidation rights of holders of preferred stock set forth in the Certificate of Incorporation when applying the provisions of the General Corporation Law of the State of Delaware to determine the lawfulness of the purchase, (f) modifying and elaborating upon a provision which limits the liability of the Company’s directors to the Company or its stockholders for monetary damages for breaches of fiduciary duties by setting forth circumstances in which a director nevertheless may be so liable and providing that such limitation on liability will be automatically further limited or eliminated if the General Corporation Law of the State of Delaware is amended to allow it, (g) modifying and elaborating upon a provision which allows the Company to indemnify persons serving or which have served as a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another business entity, against liabilities arising from such service for expenses, liability and loss, (h) adding a provision which sets forth the procedure for indemnifying persons described in subsection (g) above, (i) adding provisions which state that the right to indemnification and payment of expenses is not exclusive of any other right, and which allow the Company to purchase and maintain insurance on its behalf and on behalf of any such person against any liability whether or not the Company could have indemnified such person, (j) adding a provision which makes it mandatory, with exceptions, for the Company to pay such indemnified persons’ expenses in defending a proceeding in advance of the disposition of such proceeding, (k) adding a provision allowing the Company to indemnify employees which serve at its request as employees or agents of another business entity, (l) adding a provision which states that the right to indemnification is a contract right not affected by future repeal of such provision or law as to facts in existence at the time of such repeal, (m)

adding a provision which provides that the right to indemnification shall continue and attach to any resulting or constituent corporation in any merger or consolidation with the Company, (n) modifying a provision which reserves the right to amend or repeal any provision contained in the Amended and Restated Certificate of Incorporation by making it clear that the Company’s power to amend or repeal the right of indemnification is subject to certain limitations, (o) deleting a provision which provided that the election of directors need not be by written ballot unless the Company’s Bylaws so provide, and (p) deleting a provision which provided that whenever a compromise or arrangement is proposed to the Company by its stockholders or its creditors, upon application to a court of equitable jurisdiction by its stockholders or its creditors, as applicable, such court may order a meeting of the stockholders or creditors, as applicable, as the court so directs.

             The foregoing description of the Company’s Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to the complete text thereof, a copy of which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01       Other Events.

             In connection with the reverse stock split and name change, the Company has been assigned a new stock symbol. The Company’s common stock was previously quoted on the OTC Bulletin Board under the stock symbol “MMAI.OB”, and is now quoted on the OTC Bulletin Board under the stock symbol “CRCV.OB”.

Item 9.01                             Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.

Date: February 7, 2008	By:	/s/ Michael Kurdziel
Michael Kurdziel
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation.